Exhibit 2.1
SHARE SALE & PURCHASE AGREEMENT

THIS SHARE SALE & PURCHASE AGREEMENT (THE “AGREEMENT”) IS MADE WITH EFFECT AS OF JULY 1, 2021 AT 5:00 P.M. CENTRAL EASTERN TIME (THE “EFFECTIVE DATE”).

BY AND BETWEEN:

1.AVON COSMETICS LIMITED, a private limited company incorporated in England and Wales with registered number 00592235 and whose registered office is at Nunn Mills Road, Northampton, NN1 5PA, United Kingdom;
(hereafter referred to as the “Transferor”) AND
1.NATURA &CO UK HOLDINGS P.L.C., a public limited company incorporated in England and Wales, with registered number 11764580 and whose registered office is at Nunn Mills Road, Northampton, Northamptonshire, NN1 5PA, United Kingdom;
(hereafter referred to as the “Transferee”)

The Transferor and the Transferee are hereinafter individually referred to as the “Parties”.

IN THE PRESENCE OF

1.AVON LUXEMBOURG HOLDINGS S.À R.L., a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, with registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés de Luxembourg) under number B 98931;
(hereafter referred to as the “Company”)

WHEREAS

a.NATURA &CO HOLDING S.A., a sociedade anonima and listed company with the Brazilian Stock Exchange, incorporated and existing under the laws of the Federative Republic Brazil, having its registered office at Av. Alexandre Colares, No. 1188, room A17, Block A, Parque Anhanguera, Sao Paulo – SP, Zip code 05.106-000, registered with the Commercial Chamber of Sao Paulo (JUCESP) under No. 35300531582, is the parent company of the Natura & Co group of companies (the “Group”).

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b. The Parties belong to the Group.

c. On the Effective Date (but immediately prior to the transactions contemplated by this Agreement), the Transferor holds 16,229,945 shares in the Company, with a par value of USD 100 each (the “Shares”).

d. The Shares are valued at their fair market value to USD 150,000,000 (the “Preliminary Valuation”).
The Transferor wishes to sell and transfer the Shares to the Transferee and the Transferee wishes to purchase and accept the Shares, all upon the terms and conditions set forth below (the “Transfer”).

NOW, THEREFORE, PARTIES AGREE AS FOLLOWS:

SECTION 1 SALE AND PURCHASE OF THE SHARES

1.1 Transfer.
Subject to the terms and conditions hereof, the Transferee hereby purchases the Shares from the Transferor as of the Effective Date, whereby the Transferor hereby agrees to sell the Shares to the Transferee.

1.2 Legal Title.
The Parties agree that the Transferor shall transfer the Shares to the Transferee in accordance with the applicable laws on the Effective Date. To the extent the transfer of the legal ownership of the Shares cannot be effectuated on the Effective Date: (i) the beneficial rights on the Shares shall nonetheless be transferred to the Transferee on the Effective Date pursuant to Section 1.3 and (ii) the Parties shall cause the completion of the transfer of legal ownership as soon as possible thereafter.

1.3 Beneficial Rights.
On the Effective Date, (a) the Transferor shall convey, transfer and deliver to the Transferee, and the Transferee shall acquire and accept, all of the Transferors beneficial interest now and in the future attaching to or accruing in and to the Shares; and (b) the Transferee shall assume all of the Transferor's economic risk and obligations with respect to ownership of the Shares.

1.4 Rights and Obligations.
The Transferor’s beneficial interest in and to the Shares include all rights to dividends payable on or after the Effective Date with respect to the Shares (whether or not accrued or declared as at the Effective Date), all distributions made or paid upon a liquidation or winding up with respect to the Shares, and all other income, dividends, and gains arising from or attributable to the Shares as per the Effective Date. The Transferor’s economic risk and obligations with respect to the Shares include all liabilities, whether known, unknown, fixed or contingent, attributable to or arising from ownership of the Shares, and include all risk of economic loss with respect to the Shares.
In the event that the Transferor receives any income, dividends, or gains attributable to the Shares or any property with respect to the Shares, or any proceeds from the disposition of part or all of the Shares on or after the Effective Date, it shall do so for and on behalf of the Transferee and shall immediately transfer all such income, dividends, gains, property or disposition proceeds to the Transferee.

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To the extent that the transfer of the title to the Shares will, for any reason whatsoever, not be completed on the Effective Date, the Transferor shall on and from the Effective Date hold the Shares for the benefit, risk and burden of the Transferee absolutely and shall account to the Transferee for any distributions, property and rights deriving from the Shares as the Transferee directs and, in particular, the Transferor shall exercise all voting rights attaching to the Shares as the Transferee directs or shall execute an instrument of proxy or other document which enables the Transferee or its representative to attend and vote at any meeting of the Company and do all acts and things as may be necessary for the purpose of giving full effect to this Agreement, including, without limitation, vesting the Shares in the Transferee

1.5 Additional Action.
The Parties agree to provide for any and all necessary notifications and registrations and to sign any and all documents which may be required in order to effect the Transfer and agree to perform any and all acts that may be deemed necessary or useful in connection with the aforesaid and as may be required under the laws of the applicable jurisdiction(s).

SECTION 2 CONSIDERATION

In consideration of the Transfer, the Transferee shall pay to the Transferor an amount of USD 150,000,000 (the “Purchase Price”) in cash on the Effective Date.

Subject to the payment of the Purchase Price, the Transferee shall not have any further obligations with respect to the sale and purchase of the Shares set forth herein.

SECTION 3 VALUATION

The Parties agree to determine, in good faith and by mutual agreement, the final value of the Shares as of the Effective Date, on the basis of a valuation report of EY (the “Valuation Report”) as soon as the Valuation Report is issued, but in any case within 60 calendar days from the Effective Date (the “Final Valuation”).

Should the Preliminary Valuation differ from the Final Valuation, the value of the Shares as of the Effective Date will be adjusted in the Parties’ books in accordance with the Final Valuation. If the result of the Final Valuation differs from the Preliminary Valuation, each Party agrees to compensate the other Party, in order to bring each other in the economic position in which they would have been if the Final Valuation would have been used on the Effective Date and to amend and execute any further documents and take any action necessary in connection with any such agreed adjustment.

SECTION 4 FORMALITIES

The Parties agree to do and execute or arrange for doing and executing of any necessary act, document, notification or other thing to implement and carry out the assignment and transfer of the Shares.

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By signing this Agreement, the Company also acknowledges and, to the extent necessary, approves the transfer of the Shares to the Transferee as of the Effective Date.

The Transferor and the Transferee instruct, when relevant, the Company to register on the Effective Date, in their name and on their behalf, the transfer of the Shares in the relevant register or books of the Company.

The Transferor, the Transferee and the Company acknowledge that any manager of the Company is empowered to perform any operation or act which might be necessary or useful for the performance and the execution of this Agreement and/or the transfer of the Shares.

SECTION 5 REPRESENTATION AND WARRANTIES

The Transferor represents and warrants to the Transferee that immediately prior to and upon the transfer of the Shares by the Transferor to the Transferee:
i.The Transferor is beneficially entitled to the Shares;
ii.The Transferor is fully authorized to transfer the Shares and to enter into this Agreement;
iii.No other party than the Transferee has any right to claim the transfer of the Shares;
iv.The Shares are free of all liens and charges and not encumbered by any security or beneficial right;
v.The Transferor has not assumed any obligation towards third parties with respect to the transfer of the Shares and/or the encumbrance of the Shares by any security or beneficial right; and
vi.that all corporate actions necessary to execute this Agreement and consummate all transactions contemplated herein are being taken and all consents required to consummate the transactions have been obtained.

The Transferee represents and warrants to the Transferor that as of the Effective Date and immediately prior to giving effect to the Transfer hereunder:
a.that it is fully empowered to accept the Shares from the Transferor;
b.that the Transfer shall be duly authorized; and
c.that all corporate actions necessary to execute this Agreement and consummate all transactions contemplated herein are being taken and all consents required to consummate the transactions have been obtained.

To the fullest extent not otherwise expressly prohibited by applicable law, the Parties make no other representations or warranties of any kind, express or implied, with respect to the consummation of any of the transactions contemplated hereunder.

SECTION 6 MISCELLANEOUS

6.1 Waiver.
The failure of either Party to enforce the provisions of this Agreement at any time, or the failure of one Party to require at any time performance by the other Party of any of the provisions of this Agreement,

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shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the entitlement of either Party to enforce each and every such provision.

6.2 Assignment.
Neither Party may assign or delegate this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

6.3 Counterparts.
This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be as effective as if all signatures on the counterparts were on a single copy of this Agreement, considering that each Party shall receive one original, duly signed by the other Party.

6.4 Amendment and Additions.
Amendments and additions to the provisions of this Agreement may be made at any time only by written agreement duly executed by the Parties.

6.5 Entire Agreement.
This Agreement contains the entire agreement and understanding between the Parties with respect to the transaction contemplated hereby and shall supersede any and all prior negotiations, commitments, undertakings, assignments, counterparts, understandings and agreements between the Parties.

6.6 Severability.
If any provision of this Agreement is or becomes unenforceable or invalid, at any time and under any legislation, statute, precedent, rule or regulation, in any jurisdiction in which the Parties are located or in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable. The Parties shall negotiate in good faith in order to come to a mutual agreement on a substitute, valid and enforceable provision which most nearly affects the Parties’ intent in entering into this Agreement.

6.7 Headings.
The heading of articles contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

6.8 Register.
Each Party agrees that it will execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, on or after the Effective Date, all such deeds, instruments and papers and will take all such actions as the other Party may reasonably request to effectuate the provisions and purposes of this Agreement.

SECTION 7 APPLICABLE LAW – DISPUTE SETTLEMENT

7.1 Applicable law.
This Agreement shall be governed by and construed in accordance with the laws of Grand Duchy of Luxembourg.

7.2 Choice of jurisdiction.
The courts of Luxembourg have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement including a dispute regarding the existence, validity or termination of this Agreement

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or the consequences of its nullity. The Parties agree that the courts of Luxembourg are the most appropriate and convenient courts to settle any dispute arising from or connected with this Agreement and, accordingly, that they will not argue to the contrary.

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Exhibit 2.1
IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT IN THREE ORIGINAL COPIES, EACH PARTY ACKNOWLEDGES HAVING RECEIVED ONE ORIGINAL, EACH PARTY AND AVON LUXEMBOURG HOLDINGS S.À R.L. ACKNOWLEDGING HAVING RECEIVED ONE ORIGINAL.

EXECUTED BY:

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FOR ACKNOWLEDGMENT AND, TO THE EXTENT NECESSARY, APPROVAL OF THE TRANSFER OF THE SHARES:

By executing this Agreement, the Company accepts and acknowledges the transfer of the Shares from the Transferor to the Transferee, takes notice of the terms thereof, and undertakes to complete any and all necessary action pursuant to Section 4.

AVON LUXEMBOURG HOLDINGS S.À R.L.